Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-528-7000 x363
Benjamin Franklin Bancorp Declares Dividend
FRANKLIN, MASSACHUSETTS (July 28, 2005): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank, today announced that its Board of Directors declared a quarterly cash dividend of $0.03 per common share. This dividend will be payable August 26, 2005 to stockholders of record as of the close of business on August 12, 2005.
Thomas R. Venables, President/CEO of Benjamin Franklin stated “We are pleased to provide to our shareholders our first quarterly dividend since completing our mutual-to-stock conversion. The Board of Directors intends to continue to pay a dividend on a quarterly basis, subject however to a periodic review of the Company’s earnings, capital requirements, financial condition and any other factors considered relevant by the Board.”
Benjamin Franklin, an $863.8 million financial services provider of traditional deposit, credit and investment products, currently operates 9 full-service branches in the greater Boston area.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.